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                     INTEREST ADJUSTED FIXED ACCOUNT RIDER
                                ("this Rider")

INTEREST ADJUSTED FIXED ACCOUNT RIDER FOR VARIABLE ANNUITY

This Rider is part of the Contract to which it is attached and is effective upon issue. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. The terms of this Rider apply to the Contract when [Net] Purchase Payments or transfers are allocated to one or more Fixed Subaccounts. This Rider will terminate on the Annuity Commencement Date. This Rider amends the Contract as follows:

The following paragraph will be added to the front cover of this Contract.

UPON A TRANSFER, WITHDRAWAL OR SURRENDER, PAYMENTS AND VALUES ALLOCATED TO THE FIXED ACCOUNT MAY BE SUBJECT TO AN INTEREST ADJUSTMENT WHICH MAY RESULT IN UPWARD OR DOWNWARD ADJUSTMENTS IN AMOUNTS TRANSFERRED, WITHDRAWN OR SURRENDERED BY THE OWNER.

The definition of CONTRACT VALUE in ARTICLE 1 will be amended to read as follows:

CONTRACT VALUE -- Prior to the Annuity Commencement Date, the sum of the values of the Variable Account and any Fixed Account attributable to this Contract on a given Valuation Date.

The following definitions will be added to ARTICLE 1

EXPIRATION DATE -- The date on which a selected Guaranteed Period of the Fixed Account will end.

FIXED ACCOUNT -- The fixed portion of the Contract that is invested in [the General Account of LNL.] [or] [segregated investment account assets of LNL, the investment performance of which is kept separate from that of the general assets of LNL.]

FIXED SUBACCOUNT -- That portion of the Fixed Account which accepts allocations for a Guaranteed Period at a Guaranteed Interest Rate. There is a separate Fixed Subaccount for each Guaranteed Period.

GUARANTEED INTEREST RATE -- The effective annual rate of interest LNL guarantees to credit on assets in each Fixed Subaccount.

GUARANTEED PERIOD - The length of the period during which an initial or subsequent Guaranteed Interest Rate will be credited. The Guaranteed Period is selected by the Owner from those made available by LNL at the time of selection.

The following FIXED ACCOUNT provisions are added to the Contract.

FIXED ACCOUNT
The Fixed Account holds the Fixed Subaccounts for the Guaranteed Period(s). LNL reserves the right to discontinue accepting new allocations or transfers to any of the available Guaranteed Periods at any time. LNL may also add one or more new Guaranteed Periods at any time.
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ALLOCATION OF [NET] PURCHASE PAYMENTS INTO THE FIXED ACCOUNT
Any [Net] Purchase Payment to this Contract may be allocated to the Fixed Account of the Contract. [Net] Purchase Payments allocated to the Fixed Account of the Contract will be credited to the Fixed Subaccounts(s) made available by LNL and selected by the Owner.

The Owner may allocate [Net] Purchase Payments to any of the available Fixed Subaccounts subject to the following limitations:

     a. The minimum amount that may be allocated to any Fixed Subaccount is shown on the Contract Specifications.

     b. If the Owner elects to allocate any [Net] Purchase Payment to a Fixed Subaccount and the Fixed Subaccount was not previously selected, the Owner must first provide LNL with Notice of allocation.

Any [Net] Purchase Payment allocated to a Fixed Subaccount will be invested at the Guaranteed Interest Rate in effect for the respective Guaranteed Period on the day the allocation is credited to the Fixed Subaccount.

VALUATION OF FIXED ACCOUNT
The value of the Fixed Account of this Contract at any time prior to the Annuity Commencement Date is equal to the sum of the then current values of all Fixed Subaccount(s) with respect to this Contract before any Interest Adjustment.

CREDITING OF INTEREST ON FIXED ACCOUNT
LNL will establish the applicable effective annual Guaranteed Interest Rate for each Fixed Subaccount at the beginning of that Guaranteed Period. The Guaranteed Interest Rate will be guaranteed for the duration of the applicable Guaranteed Period. Subsequent Guaranteed Interest Rate(s) will be determined at the beginning of subsequent Guaranteed Period(s) and may be higher or lower than the previous interest rate. A Guaranteed Interest Rate will never be less than the effective annual Minimum Guaranteed Interest Rate shown on the Contract Specifications. LNL may credit interest at effective annual rates in excess of the Minimum Guaranteed Interest Rate at any time.

Prior to the earlier of:

     a.   the Annuity Commencement Date;

     b.   termination of this Contract upon payment of any Death Benefit; or

     c.   surrender of this Contract;

LNL guarantees that at the end of each Valuation Period the applicable effective annual interest rate, adjusted for the number of days in the Valuation Period, will be credited to the portion of Contract Value, if any, in the Fixed Account at that time.

GUARANTEED PERIODS
Each individual amount allocated to a Fixed Subaccount will have an associated Guaranteed Period, Guaranteed Interest Rate and Expiration Date and will be treated separately from other amounts allocated to the Fixed Subaccount. Multiple amounts allocated to the same Fixed Subaccount may have different Guaranteed Interest Rates, and Expiration Dates, and Interest Adjustments. The Guaranteed Period begins when the amount is allocated to that Fixed Subaccount and ends on the Expiration Date for the Guaranteed Period selected.

A Guaranteed Period may not be selected if its Expiration Date would occur after the Maturity Date.

LNL will send written notice to the Owner at the last address known to LNL regarding an upcoming expiration of a Guaranteed Period. LNL will send this notice at least [30] days prior to the Expiration Date of such Guaranteed Period. The Owner must provide a Notice, prior to the Expiration Date of a previously selected Guaranteed Period, to transfer all or a portion of the value of the amount in a Fixed Subaccount at the
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Expiration Date. The value may be transferred to one or more of the Fixed
Subaccounts or Variable Subaccount. Such Notice must be in accordance with the transfer provisions of the Contract. If no Notice from the Owner is received by LNL prior to the Expiration Date of a previously selected Guaranteed Period, a subsequent Guaranteed Period of the same duration, if available, will begin automatically upon the expiration of the preceding Guaranteed Period.

If the Notice requests only a portion of the value of the Fixed Subaccount to be transferred, the remaining amount will be automatically invested in a subsequent Guaranteed Period of the same duration, if available, upon the expiration of the preceding Guaranteed Period.

In the event the preceding Guaranteed Period is no longer available and no Notice has been received from the Owner, the value of the Fixed Subaccount will be transferred to a new Fixed Subaccount for a Guaranteed Period with the shortest duration currently available.

INTEREST ADJUSTMENT
Any transfer, withdrawal, or surrender of Contract Value from a Fixed Subaccount, will be increased or decreased by an Interest Adjustment, unless the transfer, surrender or withdrawal is effective:

    a. During the Right to Examine Contract period (shown on the front cover).

    b.    On the Expiration Date of a Guaranteed Period.

    [[c.] As a result of the death of the Owner or the death of the Annuitant.

    [[d.] Subsequent to the onset of the "permanent and total disability" of the Owner as defined in section 22(e)(3) of the Code. Permanent and total disability must occur subsequent to the Contract Date and prior to the 65/th/ birthday of the disabled Owner.]

     [[e] Subsequent to the diagnosis of a terminal illness of the Owner.
          Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than one year, as determined by a qualified professional medical practitioner.]

     [[f] Subsequent to the admittance of the Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for [90] consecutive days prior to the surrender or withdrawal.]

     [[g] Upon annuitization of the Contract.]


If a non-natural person is the Owner of the Contract, the Annuitant or Joint Annuitant will be considered the Owner of the Contract for purposes of this provision.

The amount of the Interest Adjustment is calculated by multiplying the dollar amount transferred, withdrawn or surrendered by the following amount:

     (1+A)/n/ divided by (1 + B + K)/n/, the result reduced by 1.0, where:

     A = the yield rate determined at the beginning of the Guaranteed Period, for a U.S. Treasury security with time to maturity equal to the applicable Guaranteed Period;

     B = the yield rate, determined at the time of the transfer, withdrawal or surrender, for a U.S. Treasury security with time to maturity equal to the time remaining in the applicable Guaranteed Period, if greater than one year. For periods remaining of one year or less, the yield rate for one-year U.S. Treasury security is used;

     K = [0.50%]

     n = the number of fractional years remaining in the applicable Guaranteed
         Period (e.g. 1 year and 73 days = 1 + (73 divided by 365) = 1.2 years.
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Straight-line interpolation is used to determine the yield rate for a U.S.
Treasury security with time to maturity for the applicable Guaranteed Period if such yield rate is not quoted.

A positive Interest Adjustment increases the amount transferred, withdrawn or surrendered while a negative Interest Adjustment decreases it. A negative Interest Adjustment, however, will not reduce the amount transferred, withdrawn, or surrendered (before application of any CDSC) below the value it would have had if the Minimum Guaranteed Interest Rate had been credited to the Fixed Subaccount instead of the actual Guaranteed Interest Rate.

If such yields are no longer published, LNL will substitute an appropriate index of publicly traded obligations.

Section 3.01 CONTRACT VALUE will be amended to read as follows:

3.01 CONTRACT VALUE
The Contract Value, at any time prior to the Annuity Commencement Date, is equal to the sum of the values of the Variable Subaccounts and any Fixed Account attributable to this Contract on a given Valuation Date.

The first paragraph of Section 5.01 TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE will be amended to read as follows:

Prior to the earlier of the Annuity Commencement Date, termination of this Contract upon payment of any Death Benefit or surrender of this Contract, the Owner may provide Notice to direct a transfer of a portion of the Contract Value between any Variable Subaccount and/ or any Fixed Account subject to any restrictions described in the Contract.

The following paragraphs will be added at the end of Section 5.01 TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE.

Each transfer from a Fixed Subaccount will be subject to an Interest Adjustment unless the transfer is effective on the Expiration Date of the Guaranteed Period. If a Notice to transfer from a Fixed Subaccount is received during the [30-day] period immediately proceeding the Expiration Date of that Guaranteed Period, the transfer will be effective as of the Expiration Date unless an immediate transfer is requested. If an immediate transfer is requested, the transfer will occur on the Valuation Date the Notice to transfer is received. If a Notice to transfer is received at any time other than during this [30-day] period, the transfer will be accomplished as of the Valuation Date the Notice for transfer is received.

Each transfer to a Fixed Subaccount will have an associated Guaranteed Period, Guaranteed Interest Rate and Expiration Date and will be treated separately from other [Net] Purchase Payment allocations or transfers of a portion of the Contract Value to the Fixed Account. The allocation of multiple [Net] Purchase Payments and transfers into the same Fixed Subaccount may result in portions of the Contract Value therein having different Guaranteed Interest Rates, Expiration Dates and Interest Adjustments. The Guaranteed Period begins when the transfer of a portion of Contract Value is credited into that Fixed Subaccount and ends on the Expiration Date of the Guaranteed Period selected.

The third paragraph of Section 5.02 WITHDRAWALS will be amended to read as follows:

LNL must receive from the Owner a Notice of a withdrawal request. The Notice must specify from which Subaccount the withdrawal will be made. If no Subaccount is specified, LNL will withdraw the amount requested on a pro-rata basis from each Variable Subaccount and/or Fixed Subaccount.

The following paragraph will be added to the end of Section 5.02 WITHDRAWALS.

Withdrawals from a Fixed Subaccount will be subject to an Interest Adjustment unless the withdrawal is effective on the Expiration Date of the Guaranteed Period. If a request for a withdrawal from a Fixed
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Subaccount is received during the [30-day] period immediately preceding the
Expiration Date of that Guaranteed Period, the withdrawal will be effective as of the Expiration Date unless an immediate withdrawal is requested. If an immediate withdrawal is requested, the withdrawal will occur on the Valuation Date the Notice for a withdrawal is received. If a Notice for a withdrawal is received at any time other than during the [30-day] period, the withdrawal will be accomplished as of the Valuation Date the Notice for a withdrawal is received.

The fourth paragraph of Section 5.03 SURRENDERS will be amended to read as follows:

The surrender value on the Valuation Date of surrender will be the sum of "a." and "b", minus the CDSC, where:

     "a." is the Contract Value in the Fixed Account after any Interest
          Adjustment(s) and;

     "b." is the portion of the Contract Value in the Variable
          Account.

Section 9.02 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM ANY FIXED ACCOUNT will be added to ARTICLE 9.

9.02 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM ANY FIXED ACCOUNT

LNL reserves the right to defer payment for a withdrawal, surrender or transfer from the Fixed Account for the period permitted by law but not for more than six
(6) months after Notice is received by LNL.

                  The Lincoln National Life Insurance Company

                         /s/Mark E. Reynolds
                            Mark E. Reynolds
                            SVP & Chief Administrative Officer